EXHIBIT 5.1
November 3, 2005
Mikohn Gaming Corporation d/b/a
Progressive Gaming International Corporation
920 Pilot Road
Las Vegas, NV 89119
Ladies and Gentlemen:
You have requested my opinion with respect to certain matters in connection with the filing by Mikohn Gaming Corporation, a Nevada corporation doing business as Progressive Gaming International Corporation (the “Company”), of a Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 419,750 shares of the common stock, par value $.10 per share (“Common Stock”), of the Company (the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the shares registered pursuant to Registration Statement No. 333-127977, which was declared effective on November 3, 2005 (the “Initial Registration Statement”), pursuant to the terms of an Underwriting Agreement, the form of which has been filed as an exhibit to the Initial Registration Statement and is incorporated by reference as an exhibit to the Rule 462(b) Registration Statement (the “Underwriting Agreement”). (The Initial Registration Statement, as amended, together with the Rule 462(b) Registration Statement, is herein referred to as the “Registration Statement.”)
In connection with this opinion, I have examined the Registration Statement and related prospectus, the Company’s Articles of Incorporation, as amended, and Code of Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.
On the basis of the foregoing, and in reliance thereon, I am of the opinion that:
1. The Shares, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.
I consent to the reference to my name under the caption “Legal Matters” in the Registration Statement and related prospectus, and to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement.
Very truly yours,
/s/ Robert B. Ziems
Robert B. Ziems
Executive Vice President
and General Counsel